EXHIBIT 10.12
EMPLOYMENT AGREEMENT
     THIS EMPLOYMENT AGREEMENT (“Agreement”) is entered into and becomes effective as of July l, 2004 (the “Effective Date”) by and between Artes Medical USA, Inc. (“Employer” or “Company”) and William von Brendel (“Employee”).
RECITALS
     A. Employer is a Delaware corporation and is qualified to do business in the State of California with its principal offices located at 4660 La Jolla Village Drive, Suite 825, San Diego, California 92122..
     B. Both Employer and Employee desire that Employee serve Employer in the capacity of Vice President, Worldwide Sales & Marketing and both parties desire to memorialize this relationship in writing.
     IN CONSIDERATION of the promises and of the mutual covenants contained herein, and for other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto do hereby agree as follows:
AGREEMENT
     1. Employment. Employer hereby engages Employee to serve as Vice President, Worldwide Sales & Marketing and Employee hereby accepts such engagement upon the terms and conditions set forth herein.
     2. Term. The term of this Agreement shall begin on the Effective Date stated above and shall remain in effect for four (4) years, unless terminated pursuant to Section 12. If the Agreement is not terminated pursuant to Section 12, the Agreement shall continue from year to year after July 1, 2008, unless either party to the Agreement gives written notice to the other of a desire to change, amend, modify or terminate the Agreement, at least sixty (60) days prior to the expiration of the then-current term of the Agreement.
     3. Duties. Employee is employed to serve as Vice President, Worldwide Sales & Marketing and shall perform such duties as are customarily performed by a Vice President, Worldwide Sales & Marketing and such other duties as the Chief Executive Officer assigns from to time. Such duties shall include those duties identified on Exhibit A, which is incorporated herein by this reference. Employee acknowledges that he will report to the Chief Executive Officer who will be Employee’s supervisor. As part of Employee’s duties, Employee acknowledges and understands that: (a) Employee will devote his utmost knowledge and best skill to the performance of his duties; (b) Except as set forth otherwise below, Employee will devote his full business time to the rendition of such services, subject to absences for customary vacations and for temporary illness; and (c) Employee will not engage in any other gainful occupation which requires his personal attention without prior consent of Employer, with the exception that Employee may personally trade in stock, bonds, securities, commodities or real estate investments for his own benefit, subject to Section 4 below.

     4. Non-Competition. During the Employment Term and for three (3) months after Employee’s employment terminates, if it is terminated pursuant to Section 13(b) or 13(c) of this Agreement, Employee shall not, without the prior written permission of Employer, in the United States, its territories and possessions or within an one hundred (100) mile radius of any Competitive Business of Employer, its affiliates or subsidiaries located outside the United States, directly or indirectly, (a) enter into the employ of or render any services to any person, firm or corporation engaged in any Competitive Business (as defined below); (b) engage in any Competitive Business for his own account; (c) become associated with or interested in any Competitive Business as an individual, partner, shareholder, creditor, director, officer, principal, agent, employee, trustee, consultant, advisor or in any other relationship of capacity; (d) employ or retain, or have or cause any other person or entity to employ or retain, any person who was employed or retained by Employer or its affiliates while the Employee was employed by Employer or (e) solicit, interfere with, or endeavor to entice away from Employer any of its customers or sources of supply. However, nothing in this Agreement shall preclude the Employee from investing his personal assets in the securities of any Competitive Business if such securities are traded on a national stock exchange or in the over-the-counter market if such investment does not result in his beneficially owning, at any time, more than 4.9% of the publicity-traded equity securities of such competitor. “Competitive Business” shall mean any business or enterprise which (a) designs, sells, manufactures, markets and/or distributes injectable material for soft tissue augmentation or (b) engages in any other business in which Employer is involved at any time during the twelve month period immediately prior to the termination of the Employee’s employment.
     5. Confidentiality. Employee shall not disclose any information relating to Employer, its employees or customers, and information regarding the affairs or operations of Employer, including Employer proprietary information, trade secrets, patents and customer lists, to any third party or parties during or after the term of this Agreement, without the prior written consent of Employer. In connection herewith, Employee shall execute a Confidentiality and Non-Disclosure Agreement attached hereto as Exhibit B and incorporated herein by this reference.
     6. Limitations on Authority. Employee understands that he may not enter into any of the following types of agreements that exceed Fifteen Thousand Dollars ($15,000.00) in amount, without the express written approval of the Chief Executive Officer or his designee:
          a. Pledge the credit of Employer or any of its other employees;
          b. Bind the Employer under any contract, agreement, note, mortgage or otherwise;
          c. Release or discharge any debt due to Employer unless the Employer has received the full amount thereof, and,

          d. Sell, mortgage, transfer or otherwise dispose of any assets of the Employer.
     7. Personnel Policies and Procedures. The Employer shall have the authority to establish from time to time personnel policies and procedures to be followed by its employees. Employee agrees to comply with the policies and procedures of the Employer. To the extent any provisions in Employer’s personnel policies and procedures differ with the terms of this Agreement, the terms of this Agreement shall apply. Any employees subject to the direction and supervision of Employee shall be hired or terminated only upon consultation with Employee.
     8. Compensation.
          a. Salary. Employee shall be paid an annual base salary, less income taxes and other applicable withholdings, of One Hundred and Fifty Thousand Dollars ($150,000.00). Employee shall be eligible for a performance bonus up to fifty percent (50%) of annual salary at the discretion of Employer’s Board of Directors for meeting performance milestones prior to the marketing of Employer’s product Artefill TM which are set forth on Exhibit A, attached hereto. From and after the launch of the marketing of Artefill TM Employee shall be eligible for sales commission payments in accordance with the policies and procedures of Employer which shall be adopted by Employer’s Board of Directors and set forth in writing, and thereafter made a part of this Agreement,
          b. Stock Options. As consideration for services rendered and in lieu of additional salary, Employee shall be granted options to purchase 135,000 shares of common stock on a vesting schedule set forth in that certain Stock Option Agreement, in the form attached hereto as Exhibit C and incorporated herein by this reference.
     9. Fringe Benefits. The benefits set forth in this Section 9 shall continue through the term of the Agreement and any renewals thereof, subject to any modifications thereof which shall be set forth in writing and signed by the parties; and such benefits shall continue upon termination for other than good cause (as defined below) until (a) the last day of a three (3) month period after the effective date of termination or (b) the date upon which Employee accepts employment from a third party after the effective date of termination, which ever date first occurs.
          a. Medical Dental and Long-Term Disability. Employee shall receive medical insurance, dental insurance and long-term disability benefits as currently provided to full-time employees of Employer.
          b. Life Insurance. Employee shall receive whole life insurance in amounts currently provided by Employer. Such life insurance shall stay in effect during Employee’s employment with Employer. If Employee desires that the Employer increase the amount of life insurance currently provided to Employee, Employee shall agree to pay the difference between the current premiums and those required to be paid in order to increase the current coverage of said policy. Such amounts shall be paid by Employee as a payroll deduction.

          c. Vehicle Allowance. Employee will be provided ($0) as a car allowance per month during his employment with Employer to cover costs of maintenance, gasoline, insurance and other expenses related thereto. The parties acknowledge that Employee shall perform duties for Employer out of his home office, until such time that an office becomes available in Employer’s principal offices,
          d. Retirement Benefits. Employee shall receive retirement benefits (defined benefit contribution (401 K) and pension plan) as currently available to full-time employees of Employer.
     10. Vacation and Leave. From and after such time that Employer shall receive notice from the FDA that its product Artecoll/Artefill is approved for commercial sale and distribution, Employee shall be entitled to three (3) weeks of paid vacation per year and personal leave time (including sick days) which must be used during the year in which such time is accrued or such time shall be forfeited. Notwithstanding the foregoing, Employee shall be permitted to take one full week of vacation (7 days) prior to Employer’s receipt of FDA approval, after forty-five (45) days of continuous employment under this Agreement.
     11. Expenses. Employer shall reimburse Employee for reasonable and necessary expenses incurred by Employee in the ordinary course of business for Employer, in accordance with Employer’s policies and procedures.
     12. Termination. This Agreement and the employment of Employee shall terminate prior to its expiration date under the following conditions:
          a. The death of Employee;
          b. The permanent disability of Employee (permanent disability shall exist when Employee suffers from a condition of mind or body that indefinitely prevents his from further performance of the essential functions of his position with or without reasonable accommodation); or,
          c. Upon receipt by Employee of written notice from Employer that Employee’s employment is being discharged for “good cause.” The Employer has “good cause” to discharge Employee, without liability, for the reasons listed below:
               i. Employee fails or refuses to faithfully and diligently perform the usual and customary duties of his employment which failure or refusal is not cured within thirty (30) days after written notice thereof is given to Employee; or
               ii. Employee fails or refuses to comply with the policies, standards and/or rules of the Employer which from time to time may be established; or
               iii. Employee fails or refuses to act in accordance with any lawful direction or order of the Employer; or

               iv. It is determined that the Employee has conducted himself in an unprofessional, unethical, illegal or fraudulent manner, or has acted or failed to act in a manner detrimental to the reputation, character or standing of Employer; including, but not limited to, theft or misappropriation of Employer’s assets, engaging in unlawful discriminatory or harassing conduct, the filing of false expense or related reports, or being convicted of a felony; or
               v. Employee violates any term or condition of this Agreement; or
               vi. As a result of a slow-down in business, or similar circumstance, or upon a Change of Control (defined below), it is determined that Employee’s services are no longer needed; or
          d. Upon receipt by Employee of written notice from Employer that Employee’s employment is being discharged for “other than good cause;” or
          e. Upon receipt by Employer of written notice from Employee that Employee is resigning, except as set forth otherwise below. In such event, Employer’s obligations hereunder shall terminate after paying Employee any compensation owed through the last day he works; or
          f. By the mutual consent of Employer and the Employee on such terms as they may agree.
     13. Compensation Upon Termination.
          a. Good Cause. In the event Employee is discharged for good cause, he shall receive two (2) weeks’ notice that his employment is terminated and shall receive compensation at his then wage level for those two weeks. Employee is entitled to no other severance compensation when he is terminated for good cause as defined in Section 12(c) above.
          b. For Other Than Good Cause. In the event Employee’s employment is terminated for other than good cause, he shall receive severance compensation of three (3) months’ salary at his then-current wage level. Employee is entitled to no other severance compensation when termination occurs under Section 12(e) above, except when such resignation occurs in connection with a Change of Control as defined below.
          c. Change of Control. “Change of Control” as used in this Agreement shall mean (a) the acquisition of Employer by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation, but excluding any merger effected exclusively for the purpose of changing the domicile of Employer); or (b) a sale or exchange of all or substantially all of the assets of the Employer; unless in the case of transaction described in (a) or (b) above, the shareholders of record of Employer immediately prior to such acquisition or sale will, immediately after such acquisition or sale (by virtue of securities issued as consideration for such acquisition or sale or otherwise), hold at least fifty percent (50%) of the voting securities of the surviving or acquiring entity. Employer will use its best efforts to ensure that the acquiring or surviving company agrees to the same employment terms as set forth herein. If the acquiring or surviving company does not agree to the existing employment terms, and Employee resigns as a result of such Change of Control and the failure of the acquiring company to agree to these employment terms and conditions, such termination shall be deemed to be “for other than good cause,” notwithstanding Section 12(d) above, and Employee shall receive the severance compensation set forth in Section 13(b) above. Payment of any severance pay due hereunder shall be made immediately prior to the closing or consummation of any transaction, which constitutes a Change of Control. For purposes of this section, any resignation of Employee in connection with the anticipated merger of Employer and Artes Europe (a foreign entity) shall not result in the payment of severance benefits and shall not constitute a termination for “other than good cause.”
     14. Arbitration/Sole Remedy for Breach of Agreement. In the event of any dispute between Employer and Employee concerning any aspect of the employment relationship, including any disputes relating to termination, all such disputes shall be resolved by binding arbitration before a single neutral arbitrator pursuant to the following terms. This provision shall supersede any prior arbitration agreement, policy or understanding between the parties. The parties intend to revoke any prior arbitration agreement.
          a. Claims Covered by the Agreement. Employee and Employer mutually consent to the resolution by final and binding arbitration of all claims or controversies (“claims”) that Employer may have against Employee or that Employee may have against Employer or against its officers, directors, partners, employees, agents, pension or benefit plans, administrators, or fiduciaries, franchisors, or any parent, subsidiary or affiliated company or corporation (collectively referred to as “Employer”), relating to, resulting from, or in any way arising out of Employee’s employment relationship with Employer and/or the termination of Employee’s employment relationship with Employer, to the extent permitted by law. The claims covered by this Agreement include, but are not limited to, claims for wages or other compensation due; claims for breach of any contract or covenant (express or implied); tort claims; claims for discrimination and harassment (including, but not limited to, race, sex, religion, national origin, age, marital status or medical condition, disability, or sexual orientation); claims for benefits (except where an employee benefit or pension plan specifies that its claims procedure shall culminate in an arbitration procedure different from this one); and claims for violation of any public policy, federal, state or other governmental law, statute, regulation or ordinance, except claims excluded in the following section.
          b. Claims Not Covered by the Agreement. Claims Employee may have for workers’ compensation (excluding discrimination claims under workers’ compensation statutes) or unemployment compensation benefits are not covered by this Agreement. Also not covered are claims by Employer for injunctive and/or other equitable relief for unfair competition and/or the use and/or unauthorized disclosure of trade secrets or confidential information, as to which Employee understands and agrees that Employer may seek and obtain relief from a court of competent jurisdiction.

          c. Required Notice of Claims and Statute of Limitations. Arbitration may be initiated by Employee by serving or mailing a written notice to Dr. Stefan Lemperle of Employer. Arbitration may be initiated by Employer by serving or mailing a written notice to Employee at his/her last known address. The notice shall identify and describe the nature of all claims asserted and the facts upon which such claims are based. The written notice shall be served or mailed within the applicable statute of limitations period set forth by federal or state law.
          d. Arbitration Procedures.
               i. After demand for arbitration has been made by serving written notice under the terms of Section 14 (c) of this Agreement, the party demanding arbitration shall file a demand for arbitration with the American Arbitration Association (“AAA”) in San Diego, California. The arbitrator shall be selected from the AAA panel and the arbitration shall be conducted pursuant to AAA policies and procedures. All rules governing the arbitration shall be the rules as set forth by AAA.
               ii. The arbitrator shall apply the substantive law of the state of California, or federal law, or both, as applicable to the claim(s) asserted.
               iii. In the event the arbitrator determines a breach of contract occurred, the parties agree that any award of contract damages shall not be greater than three (3) months’ wages at Employee’s then-current rate of pay.
               iv. Either party may file a motion for summary judgment with the arbitrator under the Federal Rules of Civil Procedure. The arbitrator is entitled to resolve some or all of plaintiff’s claims through such a motion.
          e. Arbitration Decision. The arbitrator’s decision will be final and binding. A party’s right to appeal the decision is limited to grounds provided under applicable federal or state law.
          f. Arbitration Fees and Costs. Employer shall be responsible for the arbitrator’s fees and costs. Except as provided by statute, each party shall be responsible for its own attorneys’ fees.
          g. Waiver of Jury Trial/Exclusive Remedy. Employee and Employer waive any constitutional right to have any dispute between them covered by the terms of this Agreement decided by a court of law and/or by a jury in a court proceeding and/or by any administrative agency, other than those claims subject to Paragraph 14(b).
     15. Successors and Assigns. The rights and obligations of the Employer under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Employer. Employee shall not be entitled to assign any of his rights or obligations under this Agreement.
     16. Governing Law. This Agreement shall be interpreted, construed, governed and enforced in accordance to the laws of the State of California.

     17. Amendments. No amendment or modification of the terms or conditions of this Agreement shall be valid unless in writing and signed by the parties hereto.
     18. Separate Terms/Severability. Each term, condition, covenant or provision of this Agreement shall be viewed as separate and distinct, and in the event that any such term, covenant or provision shall be held by a court or arbitrator of competent jurisdiction to be invalid, unenforceable or void, the remaining provisions shall continue in full force and effect.
     19. Waiver. A waiver by either party of a breach of provision or provisions of this Agreement shall not constitute a general waiver, or prejudice the other party’s right otherwise to demand strict compliance with that provision or any other provisions in this Agreement.
     20. Notices. Any notice required or permitted to be given under this Agreement shall be sufficient, if in writing, sent by mail to his residence in the case of Employee, or hand delivered to the Employee, or to its principal office in the case of the Employer.
     21. Entire Agreement. Employee acknowledges receipt of this Agreement and agrees that this Agreement (including all exhibits attached hereto) represents the entire Agreement with Employer concerning the subject matter hereof, and supersedes any previous oral or written communications, representations, understandings or Agreements with Employer or any agent thereof Employee understands that no representative of the Employer has been authorized to enter into any Agreement or commitment with Employee which is inconsistent in any way with the terms of this Agreement.
     IN WITNESS HEREOF, the parties have executed this Agreement as of the date set forth above.

/s/ William von Brendel

William von Brendel

Artes Medical USA, Inc.

By	/s/ Stefan Lemperle

Stefan Lemperle
Chief Executive Officer

Exhibit A
(Duties of Vice President, Worldwide Sales & Marketing)
DUTIES OF EMPLOYEE
Employee’s duties shall include, but are not limited to, the following:
•	Achieve the company’s revenue and profitability objectives.

•	Global Sales, Sales Management and Distribution Strategy and Execution. Develop the Strategic and Annual Sales Plan and Expense Budget. Monitor performance results and inform the management team on progress.

•	Develop Sales Territories, Recruit/ Hire/ Train Sales Representatives and develop incentive programs to reward performance and retain top performers.

•	Identify, Recruit, Appoint Distributors. Develop/ Monitor performance-based distribution contracts.

•	Global Marketing, Product Branding, Corporate/Product PR and Promotional Strategy and Execution. Develop the company’s Strategic and Annual Marketing Plan. Conduct Market and Marketing Research and Market Intelligence. Interpret research results and incorporate conclusions into Marketing Strategy.

•	Identify, Hire, Train and Mentor Marketing and Customer Service Staff.

•	Execute the ArtefillTM Product launch initiative. Develop of Marketing Collaterals, Product Training Videos, Product Ads, Physician Practice Development Materials/Modules, ArteFill Sales and Clinical Resource Binder, Congress Exhibits and Exhibition Plans and Sales and Product Launch Meetings.

•	Cultivate direct relationships with key customers and opinion leaders in the target audiences of Plastic Surgery, Cosmetic Surgery and Dermatology.

•	Participate in the development of company scientific symposiums and physician training workshops. Assist in the company’s publishing of scientific results and patient outcomes data.

•	Participate as an officer of the company and support other members of the management team.

Artes Medical
Performance Bonus Objectives
•	Function = VP, Worldwide Sales & Marketing

•	Period = July 1, 2004 to June 30, 2005

Incentive
Payments	Timing / Objectives / Percent of Bonus Potential

$5,000	4Q/04 — Artefill Launch and Marketing Plan

$10,000	4Q/04 — Artefill Launch Materials / Collaterals = Note: Four Page Brochure, Product Training Video, Exhibit, Clinical Resource Manual/Monograph, Journal Advertisements

$10,000	4Q/04 — Recruitment, Hire and Training of 4 — 5 U.S. Regional Managers

$5,000	4Q/04 — Recruitment, Hire and Training of 5 Key International Distributors

$5,000	1Q/05 — Recruitment, Hire and Training of Marketing and Customer Service Staff

$15,000	1Q/05 — Artefill pre-ASPS Congress Worldwide Launch and Sales Meeting

$50,000	total

Exhibit B
(Confidentiality Agreement)
Intentionally omitted.

Exhibit C
(Form of Stock Option Agreement)
Intentionally omitted.